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SUBURBAN BANCSHARES, INC.                                             EXHIBIT 11
EARNINGS PER SHARE CALCULATION
June 30, 1999

INFORMATION FOR COMPUTATION OF DILUTION
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

Market Price per Share:                                                Daily Average


     First Quarter 1999                                                       $2.7169         62 trading days
     Second Quarter 1999                                                      $2.4178         63 trading days
     Third Quarter 1999
     Fourth Quarter 1999

Average Price for the Period Ended June 30, 1999                              $2.56611         125 trading days

           12,600 options granted 1/22/97 exercisable at $2.625
(a)            and outstanding for the entire year

                First Quarter 1999                                                        Diluted
                     12,600 - ((12,600*2.625)/avg price) =                                    426
                Second Quarter 1999                                                       Diluted

                     12,600 - ((12,600*2.625)/avg price) =                                (1,080)            Antidilutive

(b) 178,000 options granted 1/21/98 exercisable at $3.625 and outstanding for the entire year

                First Quarter 1999                                                       Diluted
                      178,000 - ((178,000*3.625)/avg price) =                           (59,496)             Antidilutive

                Second Quarter 1999                                                      Diluted
                      178,000 - ((178,000*3.625)/avg price) =                           (88,875)             Antidilutive

(c)        41,590 options granted 1/21/98 and vested 1/21/99, exercisable at $3.625

                First Quarter 1999                                                        Diluted
                      41,590 - ((41,590*3.625)/avg price) =                              (13,901)            Antidilutive

                Second Quarter 1999                                                       Diluted
                      41,590 - ((41,590*3.625)/avg price) =                              (20,766)            Antidilutive
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EARNINGS PER SHARE CALCULATION -  2nd QUARTER 1999
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

                                                Income
Basic Earnings per Share:                    (Numerator)               Shares (Denominator)                 EPS
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
       Net Income                                        $453,504

       Common Shares Outstanding                                                      11,301,218

       Basic EPS                                         $453,504                     11,301,218                     $0.04

                                                Income
Diluted Earnings per Share:                  (Numerator)               Shares (Denominator)                 EPS



       Net Income                                        $453,504                     11,301,218

       Diluted EPS                                       $453,504                     11,301,218                     $0.04

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